Exhibit (a)(1)(v)

Ross Ayotte Corporate Marketing ON Semiconductor (602) 244-5978 ross.ayotte@onsemi.com	Ken Rizvi Investor Relations ON Semiconductor (602) 244-3437 ken.rizvi@onsemi.com

ON SEMICONDUCTOR COMMENCES EXCHANGE OFFER FOR ITS ZERO COUPON

CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2024

Phoenix, AZ—June 20, 2006—ON Semiconductor (Nasdaq: ONNN) announced today that it has commenced an offer to exchange up to $260 million principal amount of new notes with a “net share settlement” mechanism, a cash acquisition make-whole feature and modified contingent conversion events for its currently outstanding zero coupon convertible senior subordinated notes due 2024 (CUSIP numbers 682189 AA3 and 682189 AB1). Holders who exchange their old notes will receive new notes with the modified terms plus an exchange fee of $2.50 per $1,000 principal amount of their old notes validly tendered and accepted for exchange. The offer is contingent upon satisfaction or waiver of certain conditions, including receipt of tenders of a minimum of 70% in aggregate principal amount of the old notes.

The exchange offer will expire at 5:00 p.m., New York City time, on July 19, 2006, unless extended or earlier terminated by ON Semiconductor. Old notes must be tendered on or prior to the expiration of the offer, and tendered old notes may be withdrawn at anytime on or prior to the expiration of the offer. Validly withdrawn old notes will be returned to the holder in accordance with the terms of the offer. Following the expiration of the offer and subject to the terms of the offer, ON Semiconductor will accept all old notes validly tendered and not validly withdrawn prior to the expiration of the offer and will issue the new notes in exchange promptly thereafter.

Neither ON Semiconductor’s Board of Directors nor any other person makes any recommendation as to whether holders of old notes should choose to tender and exchange their old notes for new notes, and no one has been authorized to make such a recommendation.

The old notes may be tendered for exchange only in accordance with the Offer to Exchange dated June 20, 2006 and the offer is subject to all the risks described therein. Investors and security holders may obtain the Offer to Exchange, the related Letter of Transmittal and other related offer materials through the information agent for the offer, Georgeson Shareholder Communications, Inc., 17 State Street, 10th Floor, New York, NY 10004, Tel: (866) 767-8989.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The new notes will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

Materials filed with the SEC will be available electronically without charge at the SEC’s website, www.sec.gov. You may request a copy of any of our filings with the SEC, or any of the agreements or other documents that are exhibits to those filings, at no cost, by writing, e-mailing or telephoning us at the following address, e-mail address or phone number: ON Semiconductor Corporation, 5005 E. McDowell Road, Phoenix, Arizona 85008, email: investor@onsemi.com, phone: (602) 244-3437

THIS NEWS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN EXCHANGE OFFER. THE EXCHANGE OFFER WILL BE ONLY PURSUANT TO AN OFFER TO EXCHANGE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS.

About ON Semiconductor

With its global logistics network and strong portfolio of power semiconductor devices, ON Semiconductor (Nasdaq: ONNN) is a preferred supplier of power solutions to engineers, purchasing professionals, distributors and contract manufacturers in the computer, cell phone, portable devices, automotive and industrial markets. For more information, please visit ON Semiconductor’s website at http://www.onsemi.com.

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its website in this news release, such information on the website is not to be incorporated herein.

This news release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans,” or “anticipates,” or by discussions of strategy, plans or intentions. All forward-looking statements in this news release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, the cyclical nature of the semiconductor industry, changes in demand for our products, changes in inventories at our customers and distributors, technological and product development risks, availability of raw materials, competitors’ actions, pricing and gross margin pressures, loss of key customers, order cancellations or reduced bookings, changes in manufacturing yields, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions, risks associated with our substantial leverage and restrictive covenants in our debt agreements, risks associated with our international operations, the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally , risks and costs associated with increased and new regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act of 2002) and risks involving environmental or other governmental regulation. Additional factors that could affect the company’s future operating results are in Item 1A Risk Factors of our Form 10-K for the year ended December 31, 2005 and other factors are described from time to time in our SEC filings. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.

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